Note No:

Note Date:

Schedule No:

SECURITY AGREEMENT AND PROMISSORY NOTE

This Security Agreement and Promissory Note (this “Agreement”) is entered into between Keyon Communications, Inc. (hereinafter referred to as “Borrower”) and ZIONS CREDIT CORPORATION DBA NSB EQUIPMENT FINANCE (hereinafter referred to as “Lender”).

1.

PROMISE TO PAY, TERMS AND PLACE OF PAYMENT. Borrower promises to pay to the order of Lender the sum of $10.828.08 per month commencing ________________, and on the ________ day of each consecutive month thereafter for a period of 48 months, maturing ___________________. Interest shall accrue on the basis of a 360-day year. 0 payments of $10,828.08 are payable at the time of execution of this Agreement (representing the first and last 0 months payments). In addition, Borrower shall make a payment of $.00 on the date the final installment described above is due. All payments shall be made to P.O. Box 26536, Salt Lake City, Utah 84126-0536 or at such other locations Lender may designate. Total amount financed hereunder is $450,000.00.

2.

GRANT OF SECURITY INTEREST; DESCRIPTION OF COLLATERAL. Borrower grants to Lender a security interest in the property described below, together with all presently owned and hereafter acquired attachments, accessories, accessions, and additions thereto and replacements and proceeds thereof, including any amounts payable under any insurance policy or eminent domain proceedings (all hereinafter collectively referred to as the “Collateral”).

3.

OBLIGATIONS SECURED. Each item of Collateral shall secure not only the specific obligation referred to in Section 1, but also all other present and future obligations of Borrower to Lender of every kind and nature whatsoever.

4.	USE AND LOCATION OF COLLATERAL. Borrower warrants and agrees with Lender that the Collateral will be used exclusively for business, commercial or agricultural purposes.

Collateral description and location:

SEE ATTACHED SCHEDULE “A” FOR EQUIPMENT DESCRIPTION AND LOCATION

5.	LATE CHARGES. Any installment not paid when due shall bear a late charge equal to 5% of the amount of the installment.

6.

LOCATION OF COLLATERAL. Borrower and Lender agree that the Collateral shall remain personal property of the Borrower and shall not become part of or attached to any real estate. Borrower agrees to keep the Collateral at the location set forth in section 4, and will notify Lender promptly in writing of any change in the location of the Collateral within such State, but will not remove the Collateral from such State without the prior written consent of Lender.

7.	BORROWER’S WARRANTIES AND REPRESENTATIONS. Borrower warrants and represents:

(a) Borrower is justly indebted to Lender for the full amount of the foregoing indebtedness;

(b) That, except for the security interest granted hereby, the Collateral is free from and will be kept free from all liens, claims, security interests and encumbrances;

(c) That no financing statement covering the Collateral or any proceeds thereof is on file in favor of anyone other than Lender.

(d)

That all information supplied and statements made by Borrower in any financial, credit or accounting statement or application for credit submitted by or on behalf of Borrower prior to, contemporaneously with or subsequent to the execution of this Agreement with respect to this transaction are and shall be true, correct, valid and genuine; and

(e)

That Borrower has full authority to enter into this agreement and in so doing it is not violating its charter or by-laws, any law or regulation or agreement with third parties, and it has taken all such action as may be necessary or appropriate to make this Agreement binding upon it.

8.	BORROWER’S AGREEMENTS. Borrower agrees:

(a)

To defend Lender, the Collateral, Borrower’s interest in the Collateral and Lender’s security interest in the collateral at Borrower’s own cost and expense, including attorneys’ fees, in any action, proceeding, or claim affecting the Collateral;

(b) To pay reasonable attorneys’ fees and other expenses incurred by Lender in enforcing its rights under this Agreement;

(c)

To pay promptly all taxes, assessments, license fees and other public or private charges when levied or assessed against the Collateral or this Agreement, and this obligation shall survive the termination of this Agreement;

(d)

That, if a certificate of title be required or permitted by law, Borrower shall obtain such certificate with respect to the Collateral showing the security interest of Lender thereon and in any event do everything necessary or expedient to preserve or perfect the security interest of Lender;

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(e)

That Borrower will not misuse, fail to keep in good repair or, without the prior written consent of Lender and notwithstanding Lender’s claim to proceeds, sell, rent, lend, encumber or transfer any of the Collateral;

(f)

That Lender may enter upon Borrower’s premises or wherever the Collateral may be located at any reasonable time to inspect the Collateral and Borrower’s books and records pertaining to the Collateral and Borrower shall assist Lender in making such inspection;

(g)

That the security interest granted by Borrower to Lender shall continue effective irrespective of the payment of the amount in section 1, so long as there are any obligations of any kind, including obligations under guaranties or assignments, owed by Borrower to Lender, provided, however, upon any assignment of this Security Agreement and Promissory Note the assignee thereof shall thereafter be deemed, for the purpose of this section, the Lender under this Agreement; and

	(h)	At request of Lender, to execute any documents or do any other act necessary to effectuate the purposes and provisions of this Agreement.

9.

INSURANCE AND RISK OF LOSS. All risk of loss of, damage to or destruction of the Collateral (including theft thereof) shall at all times be on Borrower. Borrower will forthwith procure and maintain public liability insurance, fire insurance, property damage, and physical damage insurance with extended or combined additional coverage on the Collateral for the full insurable value thereof for the life of this Agreement plus such other insurance as Lender may specify, and promptly deliver each policy or certificates evidencing the existence of such insurance to Lender with a standard long form endorsement attached showing loss payable to Lender or its assigns as respective interests may appear. Lender’s acceptance of policies in lesser amounts or risks shall not be a waiver of Borrower’s foregoing obligation. If any item of Collateral is damaged, but not beyond repair, Borrower at its own cost and expense shall repair such Collateral so that it will be in the same or better condition as it was before the damage occurred. In the event any item of Collateral is replaced for any reason it must be with the prior written consent of Lender. All such items replacing any original item of Collateral shall become immediately subject to the lien of this Agreement as if Borrower owned the items at the time of executing this Agreement. Borrower agrees to execute any documents or UCC financing statements which Lender may require in order to perfect the security interest in the replacement Collateral. Borrower hereby irrevocably authorizes Lender to make, settle and adjust claims under any insurance policies and to endorse Borrower’s name on any check or other items of payment for the proceeds thereof.

10.	EVENTS OF DEFAULT; ACCELERATION. The following are Events of Default under this Agreement:

	(a)	Any of Borrower’s obligations to Lender under this Agreement or any other agreement with Lender or with any of Lender’s affiliates are not paid promptly when due;

	(b)	Borrower breaches any warranty or provision hereof, or of any note or of any other instrument or agreement delivered by Borrower to Lender in connection with this or any other transaction;

(c)

Borrower dies, becomes insolvent or ceases to do business as a going concern, or the merger, consolidation, acquisition, liquidation, termination or dissolution of Borrower or if Borrower shall sell or turn over the management or operation of all or any substantial portion of its property, assets, or business to any other person, corporation, partnership, or other business association;

	(d)	Borrower shall make any representation herein or in any other documents or material delivered to Lender which shall prove to be incorrect in any material respect at the time made;

	(e)	Any of the Collateral is lost or destroyed;

	(f)	A petition in bankruptcy or for arrangement or reorganization is filed by or against Borrower or Borrower admits its inability to pay its debts as they mature;

	(g)	Any property of Borrower is attached or a receiver is appointed for Borrower, or a judgment is obtained against Borrower the execution of which is not effectively stayed within thirty (30) days;

	(h)	Lender in good faith believes the prospect of payment or performance is impaired or in good faith believes the Collateral is insecure; and

(i)

Any guarantor, surety, or endorser for Borrower of this Agreement defaults in any obligation or liability to Lender or any guaranty obtained in connection with this transaction is terminated or breached or there is an occurrence of any one or more of the events described in (a), (b), (c), (f), or (g) above with respect to any such guarantor.

Upon the occurrence of an Event of Default, the indebtedness herein described and all other debts then owing by Borrower to Lender under this or any other present or future agreement shall, at the election of Lender, become immediately due and payable. From and after an Event of Default, interest shall accrue at a rate per annum equal to 21%.

11.

PREPAYMENT. Borrower may prepay in full, but not in part, the unpaid principal balance together with all accrued unpaid interest and any and all other sums due hereunder. The payoff amount will be calculated by Lender using simple interest and shall include a fee of 1%.

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12.

LENDER’S REMEDIES AFTER DEFAULT; CONSENT TO ENTER PREMISES. Upon the occurrence of an Event of Default and at any time thereafter, LENDER SHALL HAVE ALL THE RIGHTS AND REMEDIES OF A LENDER UNDER THE UNIFORM COMMERCIAL CODE AND ANY OTHER APPLICABLE LAWS, in equity, and under this Agreement and any other agreement related hereto or to the Collateral, INCLUDING THE RIGHT TO ANY DEFICIENCY remaining after any disposition of the Collateral for which deficiency Borrower shall remain fully liable. LENDER, BY ITSELF OR ITS AGENT, MAY WITHOUT NOTICE TO BORROWER AND WITHOUT JUDICIAL PROCESS OF ANY KIND ENTER INTO ANY PREMISES OR UPON ANY LAND where the Collateral may be located and disassemble, render unusable and/or repossess all or any item of the Collateral, disconnecting and separating all Collateral from any other property. Borrower expressly waives all further rights to possession of the Collateral after an Event of Default and all claims for injuries suffered through loss caused by such entering and/or repossession. Lender may require Borrower to assemble the Collateral and return it to Lender at a place to be designated by Lender which is reasonably convenient to both parties. Lender will give Borrower reasonable notice of the time and place of a public sale of the Collateral or of the time after which any private sale or any other intended disposition of the Collateral is to be made. Unless otherwise provided by law, the requirement of reasonable notice shall be met if such notice is mailed, postage prepaid, to the address of Borrower shown herein at least five days before the time of the sale or disposition. Expenses of retaking, holding, preparing for sale, selling and other costs of disposition including reasonable attorney’s fees and other legal fees shall be the responsibility of Borrower and shall be included as part of the obligation of Borrower under this Agreement. Borrower grants to Lender a security interest in and right of setoff against all of Borrowers accounts (whether checking, savings, or some other account) with Lender or with any affiliate bank of Lender (“Bank”) to the extent permitted by applicable law. This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. Borrower authorizes, to the extent permitted by applicable law, (a) Lender to charge or setoff all or any sums owing on the Agreement against any and all such accounts, and (b) Bank, at Lender’s request, to administratively freeze all such accounts to allow Lender to protect Lender’s charge and setoff rights provided in this paragraph. The rights and remedies provided Lender are cumulative and may be exercised in such order or combination as Lender may elect.

13.

WAIVER OF DEFAULTS; AGREEMENT INCLUSIVE. Lender may in its sole discretion waive any Event of Default. Any such waiver in a particular instance of any particular default, which waiver must be in writing signed by Lender to be effective, shall not be a waiver of other defaults or the same kind of default at another time. This Agreement, together with any and related note, instrument or agreement, and any written instruments or documents that are referred to in or part of this Agreement, is the final expression of the understanding of Borrower and Lender concerning the subject matter of this Agreement and may not be altered or amended except with the written consent of the parties and may not be contradicted by evidence of any alleged prior or contemporaneous oral agreement.

14.

ASSIGNMENT. Lender may assign this Agreement and any indebtedness secured hereby and upon such assignment or transfer the assignee or holder shall be entitled to all rights, powers, privileges and remedies of Lender to the extent assigned or transferred. The obligations of Borrower shall not be subject, as against any such assignee or transferee, to any defense, set-off or counterclaim available to the Borrower against Lender and any such defense, set-off or counterclaim may be asserted only against Lender. Any assignee from Lender shall have the same right of off-set as is available to Lender.

15.	Dispute Resolution. This section contains a jury waiver, arbitration clause, and a class action waiver. READ IT CAREFULLY.

This dispute resolution provision shall supersede and replace any prior “Jury Waiver,” “Judicial Reference,” “Class Action Waiver,” “Arbitration,” “Dispute Resolution,” or similar alternative dispute agreement or provision between or among the parties.

JURY TRIAL WAIVER; CLASS ACTION WAIVER. As permitted by applicable law, each party waives their respective rights to a trial before a jury in connection with any Dispute (as “Dispute” is hereinafter defined), and Disputes shall be resolved by a judge sitting without a jury. If a court determines that this provision is not enforceable for any reason and at any time prior to trial of the Dispute, but not later than 30 days after entry of the order determining this provision is unenforceable, any party shall be entitled to move the court for an order compelling arbitration and staying or dismissing such litigation pending arbitration (“Arbitration Order”). If permitted by applicable law, each party also waives the right to litigate in court or an arbitration proceeding any Dispute as a class action, either as a member of a class or as a representative, or to act as a private attorney general.

ARBITRATION. If a claim, dispute, or controversy arises between us with respect to this Agreement, related agreements, or any other agreement or business relationship between any of us whether or not related to the subject matter of this Agreement (all of the foregoing, a “Dispute”), and only if a jury trial waiver is not permitted by applicable law or ruling by a court, any of us may require that the Dispute be resolved by binding arbitration before a single arbitrator at the request of any party. By agreeing to arbitrate a Dispute, each party gives up any right that party may have to a jury trial, as well as other rights that party would have in court that are not available or are more limited in arbitration, such as the rights to discovery and to appeal.

Arbitration shall be commenced by filing a petition with, and in accordance with the applicable arbitration rules of, JAMS or National Arbitration Forum (“Administrator”) as selected by the initiating party. If the parties agree, arbitration may be commenced by appointment of a licensed attorney who is selected by the parties and who agrees to conduct the arbitration without an Administrator. Disputes include matters (i) relating to a deposit account, application for or denial of credit, enforcement of any of the obligations we have to each other, compliance with applicable laws and/or regulations, performance or services provided under any agreement by any party, (ii) based on or arising from an alleged tort, or (iii) involving either of our employees, agents, affiliates, or assigns of a party. However, Dispute do not include the validity, enforceability, meaning, or scope of this arbitration provision and such matters may be determined only by a court. If a third party is a party to a Dispute, we each will consent to including the third party in the arbitration

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proceeding for resolving the Dispute with the third party. Venue for the arbitration proceeding shall be at a location determined by mutual agreement of the parties or, if no agreement, in the city and state where lender, lessor or bank is headquartered.

After entry of an Arbitration Order, the non-moving party shall commence arbitration. The moving party shall, at its discretion, also be entitled to commence arbitration but is under no obligation to do so, and the moving party shall not in any way be adversely prejudiced by electing not to commence arbitration. The arbitrator: (i) will hear and rule on appropriate dispositive motions for judgment on the pleadings, for failure to state a claim, or for full or partial summary judgment; (ii) will render a decision and any award applying applicable law; (iii) will give effect to any limitations period in determining any Dispute or defense; (iv) shall enforce the doctrines of compulsory counterclaim, res judicata, and collateral estoppel, if applicable; (v) with regard to motions and the arbitration hearing, shall apply rules of evidence governing civil cases; and (vi) will apply the law of the state specified in the agreement giving rise to the Dispute. Filing of a petition for arbitration shall not prevent any party from (i) seeking and obtaining from a court of competent jurisdiction (notwithstanding ongoing arbitration) provisional or ancillary remedies including but not limited to injunctive relief, property preservation orders, foreclosure, eviction, attachment, replevin, garnishment, and/or the appointment of a receiver, (ii) pursuing non-judicial foreclosure, or (iii) availing itself of any self-help remedies such as setoff and repossession. The exercise of such rights shall not constitute a waiver of the right to submit any Dispute to arbitration.

Judgment upon an arbitration award may be entered in any court having jurisdiction except that, if the arbitration award exceeds $4,000,000, any party shall be entitled to a de novo appeal of the award before a panel of three arbitrators. To allow for such appeal, if the award (including Administrator, arbitrator, and attorney’s fees and costs) exceeds $4,000,000, the arbitrator will issue a written, reasoned decision supporting the award, including a statement of authority and its application to the Dispute. A request for de novo appeal must be filed with the arbitrator within 30 days following the date of the arbitration award; if such a request is not made within that time period, the arbitration decision shall become final and binding. On appeal, the arbitrators shall review the award de novo, meaning that they shall reach their own findings of fact and conclusions of law rather than deferring in any manner to the original arbitrator. Appeal of an arbitration award shall be pursuant to the rules of the Administrator or, if the Administrator has no such rules, then the JAMS arbitration appellate rules shall apply.

Arbitration under this provision concerns a transaction involving interstate commerce and shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. This arbitration provision shall survive any termination, amendment, or expiration of this Agreement. If the terms of this provision vary from the Administrator’s rules, this arbitration provision shall control.

RELIANCE. Each party (i) certifies that no one has represented to such party that the other party would not seek to enforce jury and class action waivers in the event of suit, and (ii) acknowledges that it and the other party have been induced to enter into this Agreement by, among other things, the mutual waivers, agreements, and certifications in this section.

16.

STATEMENTS. Borrower shall furnish Lender within ninety (90) days after the end of each fiscal year of Borrower, a balance sheet and profit and loss statement as of the end of such fiscal year and within sixty (60) days after the end of each quarter, a balance sheet and profit and loss statement as of the end of each quarter, all prepared in accordance with generally accepted accounting principles and such other information respecting the financial condition and operations of Borrower as Lender may from time to time reasonably request.

17.

ADDITIONAL FEES. Borrower agrees to pay Lender’s reasonable fees, costs and expenses for the preparation of all documents, filing, and recording fees and an origination fee, which fees shall be disclosed to Borrower prior to the execution of this Agreement. Borrower further agrees to pay all costs incurred by Lender in enforcing or protecting Lender’s rights under this Agreement including but not limited to all reasonable attorney’s fees (whether or not legal proceedings are instituted), court costs, costs and expenses of obtaining abstracts and title reports, title insurance, appraisals, foreclosure reports, and the costs of preserving, recovering, storing, or selling any of the Collateral. All such additional fees shall be additional indebtedness secured hereby.

18.

MISCELLANEOUS. Lender may fill in any blanks including but not limited to serial numbers and the date of the first payment. Any provisions hereof contrary to, prohibited by or invalid under applicable laws or regulations shall be inapplicable and deemed omitted herefrom, but shall not invalidate the remaining provisions hereof. BORROWER ACKNOWLEDGES RECEIPT OF A TRUE COPY OF THIS AGREEMENT. If Borrower is a corporation, this Security Agreement is executed pursuant to authority of its Board of Directors. “Borrower” and “Lender” as used in this Agreement include the heirs, executors or administrations, successors or assigns to those parties. If more than one Borrower executes this Agreement, their obligations under this Agreement shall be joint and several. BORROWER WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY LITIGATIONS ARISING HEREFROM OR IN RELATION HERETO. This Agreement may not be altered, modified or terminated in any manner except by a writing duly signed by the parties hereto. This Agreement shall be governed by and interpreted in accordance with the laws of the state of Utah except as may be provided in section 15.

19.

POWER OF ATTORNEY. BORROWER hereby irrevocably grants POWER OF ATTORNEY to ZIONS CREDIT CORPORATION DBA NSB EQUIPMENT FINANCE and its designees (collectively “Zions”), with full power of substitution, to issue, execute, endorse, file, record, release or deliver to any person, government agency or other entity all documents (including but not limited to title applications, certificates of title, UCC filings, checks and insurance claims) that Zions in its discretion deems necessary or reasonably convenient to establish, evidence, transfer, refinance, release, dispose of, modify, liquidate, cash or realize upon any ownership interest, security interest, lien or other interest in any collateral or property securing Borrower’s obligations to Lender. Zions may execute documents or act solely in Borrower’s name, its own name, or both, without prior notice to Borrower. Borrower shall execute all such further documents and otherwise assist as Zions may request to further evidence the foregoing power or effect Zions’ actions thereunder. Borrower directs all persons to accept documents and instructions from Zions, the same as if made by Borrower personally, without further inquiry to Borrower, and regardless of any objection interposed by Borrower. Zions’

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foregoing power and privileges shall survive Borrower’s death, incapacity, dissolution, insolvency or winding up, and continue until all of Borrower’s obligations to Zions secured by this or any other instrument are finally paid in full.

20.	ADDITIONAL TERMS: None.

By execution hereof, the signer hereby certifies that he/she has read this Agreement, including the reverse side of all pages, and that he/she is duly authorized to execute this Agreement on behalf of the Borrower.

Witness

Signer’s Driver’s License No.

Keyon Communications, Inc.

Borrower

By:

Title:

Print Name:

Address:

Date:

)

State of:	)	ss	Notary Public

County of:	)		Residing at:

My commission Expires:

Subscribed and sworn before me this ______ day of ______, 2010.

Notary Stamp

ZIONS CREDIT CORPORATION DBA NSB EQUIPMENT FINANCE

Lender

By:

Title:
Address:
Date:

Rev (8/30/09)

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